Exhibit 99.1

SCBT Financial Corporation
Reports a 17% Increase in Fourth Quarter Profits and
Reaches Nearly $20 Million in Net Income for 2006

COLUMBIA, S.C.—January 18, 2007—SCBT Financial Corporation (NASDAQ:SCBT), the holding company for South Carolina Bank and Trust, N.A. and South Carolina Bank and Trust of the Piedmont, N.A., reported consolidated net income up 17% from the fourth quarter of 2005. Fourth quarter earnings contributed to $19,805,000 in consolidated net income for 2006. The Company today released its unaudited results of operations and other financial information for the three-month period and year ended December 31, 2006.

Fourth Quarter 2006 Results of Operations

Please refer to the accompanying tables for detailed comparative data on results of operations and financial results.

The Company reported net income of $4,758,000, or $0.54 per diluted share, for the three months ended December 31, 2006 compared to net income of $4,085,000, or $0.49 per diluted share, for the fourth quarter of 2005. Net income of $19,805,000 for the twelve months of 2006 reflects a 19% increase from $16,655,000 in the twelve months of 2005. The Company’s diluted cash earnings per share, which omits the effect of amortization expense related to intangibles that are deducted from regulatory capital, was $0.55 and $0.50 for the fourth quarter of 2006 and 2005, respectively. The Company had diluted cash earnings per share of $2.32 and $2.07 for the twelve months ended December 31, 2006 and 2005, respectively. During the quarter, SCBT had certain non-recurring expenses (see the Noninterest Income and Expense section for specifics) totaling $261,000, net of tax benefits. These non-recurring expenses had the effect of lowering the Company’s fourth quarter and its full-year earnings per diluted share by approximately $0.03.

The Company’s earnings growth reflected continued strong profitability of its bank subsidiaries during the fourth quarter. South Carolina Bank and Trust had net income of $4,539,000 and South Carolina Bank and Trust of the Piedmont had net income of $665,000.

Robert R. Hill, Jr., CEO of SCBT Financial Corporation commented, “We performed well in 2006 despite a more difficult banking climate, ending the year with close to $2.2 billion in assets. During the year, we entered the Charleston market with a dynamic team of bankers. We opened offices in Lexington, Irmo, Fort Mill, Indian Land, and Daniel Island. We also purchased a new office in Myrtle Beach scheduled to open in 2007. Most of our existing offices also performed at high levels and many found ways to reduce expenses, which allowed us to continue to make these growth investments. We continued to fight margin compression in the fourth quarter of 2006 as we did much of the year. Our growth and expense management has helped offset some of this pressure. We believe this trend will stabilize in the first part of 2007. The continued success of our company in 2006 came as a result of our community-focused bankers providing exceptional service to our customers.”

During the fourth quarter of 2006, the Company’s total assets increased to $2,178,413,000, a 13% increase over the fourth quarter of 2005. This growth in assets was supported by growth in average total deposits of $272,531,000, an increase of 19% over the average at December 31, 2005. Loan originations and deposit account growth during the fourth quarter of 2006 continued to be at good levels. Average earning assets for the quarter increased by $289,964,000, or 17%, compared to the average for the comparable period in 2005. Average investment securities during the fourth quarter were $214,603,000, or 18% higher than the balance in 2005. On a linked-quarter basis, total loans grew by 4.7% while total deposits grew by 3.0%.

The Company’s annualized return on average assets for the fourth quarter was slightly down at 0.88% compared to 0.89% for the fourth quarter of 2005. Total shareholders' equity at quarter end was $161,888,000, an increase of 9% from the fourth quarter of 2005. The Company’s total shareholders’ equity was impacted by a $2,615,000 decrease in accumulated other comprehensive income resulting from the issuance of a new accounting pronouncement for defined benefit pension and other postretirement plans. Annualized return on average equity for the quarter was 11.63%, down somewhat from 11.85% for the fourth quarter of 2005. Annualized return on average tangible equity for the fourth quarter increased to 14.93% from 14.69% for the comparable period in the prior year.

Loans and Deposits

The Company grew total loans 15% since the fourth quarter of 2005, an increase driven largely by continued growth in commercial real estate. Commercial real estate loans totaled $835,892,000 at quarter-end, a 7% increase from the previous linked quarter in 2006 and a 30% increase from the comparable period in 2005. Additionally, commercial loans grew 7% during the year. Total loans outstanding were $1,760,830,000 at December 31, 2006 compared to $1,535,901,000 for the comparable period in 2005. The balance of mortgage loans held for sale was steady from the previous linked quarter at approximately $23,236,000.

Deposit growth was strong in a quarter-to-quarter comparison to 2005, driven largely by growth in certificates of deposit. Certificates of deposit increased $193,867,000, or 32%, compared to the comparable period in 2005. Savings account deposit levels remained similar to the fourth quarter 2005 while NOW, HSA, IOLTA, and market rate checking account deposits increased $33,587,000, or 6%, compared to the fourth quarter 2005. Total deposits outstanding at the end of the fourth quarter were $1,706,715,000, an increase of $233,426,000, or 16%, compared to the fourth quarter in the prior year. While there was a slight decline in noninterest bearing deposits from the previous linked quarter, these account balances grew during 2006 by $5,818,000, or 2%, to $256,717,000. When compared to the previous linked quarter, total deposits outstanding increased $49,299,000, or 3%.

Net Interest Income and Margin

Non-taxable equivalent net interest income (before provision for loan losses) was $19,645,000 for the fourth quarter of 2006, up 10% from $17,860,000 in the comparable period last year. The tax-equivalent net interest margin decreased 26 basis points from the fourth quarter of 2005 to 3.97% and decreased 17 basis points from the previous linked quarter in 2006. Richard C. Mathis, executive vice president and CFO of SCBT Financial Corporation commented, “The Fed raised short-term interest rates 100 basis points between fourth quarter comparative periods and maintained a 5.25% targeted Fed funds rate at its most recent meeting in December 2006. These higher short-term rates have resulted in an inversion on the front end of the yield curve. Additionally, throughout 2006 most banks had to rely more on higher cost certificates of deposit for funding. The drop in our net interest margin reflects these factors as interest rates on our average interest bearing liabilities have adjusted higher more quickly than yields on interest earning assets. However, we’ve continued to grow interest-earning assets, and this growth has helped to sustain net interest income in spite of margin compression. We expect margins to continue to be an issue for depository institutions well into 2007, but we believe that SCBT is positioned to maintain solid performance despite the rate environment.”

Noninterest Income and Expense

Noninterest income was $7,044,000 in the fourth quarter of 2006, up from $6,238,000 in the comparable period in 2005. This increase incorporated a $299,000, or 24%, increase in secondary market mortgage fees, a $176,000, or 24%, increase in bankcard services income, a $145,000, or 5%, increase in service charges on deposit accounts, and a $62,000, or 11%, increase in other service charges, commissions, and fees. The increase in other service charges, commissions, and fees was led by an increase in the cash surrender value of bank owned life insurance. Additionally, investment services income increased 22% and trust fees increased 41% from the comparable period in 2005.

Noninterest expense was $17,844,000 in the fourth quarter of 2006, up from $16,735,000 in the comparable period in 2005. The increase was driven by a $1,305,000, or 14%, increase in salaries and employee benefits expense driven by sales volume incentives paid to employees and organic growth in the banks. Advertising and public relations expense grew by $140,000, or 16%, compared to the fourth quarter of 2005. Net occupancy expense increased $136,000, or 14%, compared to the prior year’s fourth quarter. The Company experienced a reduction in other noninterest expense, down 21% from the comparative quarter in 2005 to $2,805,000 for the quarter. The expense reduction reflected management’s overall push to drive down cost. Also, contributing to the decrease was lower property taxes, smaller community donations, and a reclassification of overdraft charge-offs to the allowance for loan losses.

During the fourth quarter, SCBT incurred $402,000 in non-recurring noninterest expense. The Company recognized $330,000 in losses on the sale of approximately $11,000,000 of its available-for-sale securities. The reinvestment of these proceeds in December 2006 was expected to add approximately 11 basis points to the overall yield of the Company’s total investment portfolio going forward. Also, SCBT recognized approximately $72,000 in write-offs of some ATM and telephone equipment, partially in conjunction with the Company’s conversion to more efficient voice-over-internet protocol systems.

Asset Quality

Management continues to remain focused on the bank’s asset quality. At December 31, 2006, nonperforming loans totaled $4,606,000, representing 0.26% of period-end loans. Other real estate owned at the end of the fourth quarter was $597,000, an increase from $363,000 in the previous linked quarter. The allowance for loan losses at December 31, 2006 was $22,668,000 and represented 1.29% of total loans. The current allowance for loan losses provides 4.92 times coverage of period-end nonperforming loans and approximately 10.20 times coverage of fourth quarter annualized net charge-offs. In the fourth quarter, net charge-offs were $559,000, or an annualized 0.13% of average loans. This quarter’s annualized net charge-offs as a percentage of average loans compare favorably to the 0.14% both in the comparable period of 2005 and linked quarter comparative period, respectively. In conjunction with the strongest loan growth quarter this year, the provision for loan losses for this quarter was $1,552,000 compared to $1,446,000 in the comparable period last year and $1,048,000 in the immediately preceding quarter. The provision continues to reflect management’s close attention to asset quality and to the aforementioned strong loan growth throughout the period and year. (The loan data above does not include mortgage loans held for sale.)

SCBT Financial Corporation is a multi-bank holding company whose subsidiaries are South Carolina Bank and Trust, N.A. and South Carolina Bank and Trust of the Piedmont, N.A. The Mortgage Banc, Inc. is a wholly owned subsidiary of South Carolina Bank and Trust, N.A. Through these subsidiaries, SCBT Financial Corporation operates 45 financial centers in 16 South Carolina counties, and has served South Carolinians for 73 years. The Company offers a full range of retail and commercial banking services, mortgage lending services, trust and investment services, and consumer finance loans. SCBT Financial Corporation's common stock is traded on the NASDAQ Global Select MarketSM under the symbol “SCBT.”

For additional information, please visit our Web site at www.SCBTonline.com.

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Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended. SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results. Such risks and uncertainties, include, among others, the following possibilities: (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions;  (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; and (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions.

SCBT Financial Corporation
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
EARNINGS SUMMARY (non tax equivalent)	2006	2005	Change	2006	2005	Change
Interest income	$35,323	$27,379	29.0%	$131,647	$94,293	39.6%
Interest expense	15,678	9,519	64.7%	54,281	28,710	89.1%
Net interest income	19,645	17,860	10.0%	77,366	65,583	18.0%
Provision for loan losses (1)	1,552	1,446	7.3%	5,268	4,907	7.4%
Noninterest income	7,044	6,238	12.9%	26,709	23,855	12.0%
Noninterest expense	17,844	16,735	6.6%	68,718	60,053	14.4%
Earnings before income taxes	7,293	5,917	23.3%	30,089	24,478	22.9%
Provision for income taxes	2,535	1,832	38.4%	10,284	7,823	31.5%
Net earnings	$4,758	$4,085	16.5%	$19,805	$16,655	18.9%

Basic weighted average shares	8,713,826	8,338,408	4.5%	8,691,101	8,131,538	6.9%
Diluted weighted average shares	8,821,353	8,426,291	4.7%	8,779,194	8,211,355	6.9%

Earnings per share - Basic	$0.546	$0.490	11.4%	$2.279	$2.048	11.3%
Earnings per share - Diluted	$0.539	$0.485	11.1%	$2.256	$2.028	11.2%

* Cash earnings per share - Basic	$0.561	$0.502	11.8%	$2.339	$2.087	12.1%
* Cash earnings per share - Diluted	$0.554	$0.497	11.5%	$2.316	$2.067	12.1%

Cash dividends declared per common share	$0.170	$0.170	0.0%	$0.680	$0.680	0.0%
Dividend payout ratio	28.16%	31.22%	-9.8%	30.88%	34.29%	-10.0%

* Cash earnings per share excludes the effect on earnings of amortization expense related to intangibles (not including software) that are a deduction from regulatory capital.
The cash earnings per share calculation excludes amortization expense of $131,000 and $102,000 for the three months ended and $526,000 and $315,000 for the twleve months ended December 31, 2006 and 2005, respectively. Management believes that this non-GAAP financial measure provides additional useful information, particularly in light of higher intangible balances caused by SCBT's merger and acquisition activities.

	AVERAGE for Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
BALANCE SHEET HIGHLIGHTS	2006	2006	2006	2006	2005
Mortgage loans held for sale	$22,005	$21,631	$23,255	$14,639	$21,183
Total loans (1)	1,720,546	1,661,679	1,634,556	1,569,016	1,453,790
Total investment securities	214,603	212,367	205,347	189,157	181,893
Intangible assets	35,794	35,926	35,995	36,105	26,413
Earning assets	1,982,495	1,913,849	1,879,432	1,815,479	1,692,531
Total assets	2,134,262	2,065,415	2,035,142	1,969,982	1,829,706
Noninterest bearing deposits	268,176	272,089	270,158	254,969	252,581
Interest bearing deposits	1,419,082	1,339,414	1,314,586	1,256,057	1,162,146
Total deposits	1,687,258	1,611,503	1,584,744	1,511,026	1,414,727
Fed funds purchased & repo	147,907	142,777	147,753	158,067	146,461
Other borrowings	121,588	140,779	136,788	140,082	121,996
Shareholders' equity	162,272	157,117	153,416	149,905	136,749

	AVERAGE for Twelve Months Ended		%
	December 31,	December 31,
BALANCE SHEET HIGHLIGHTS	2006	2005	Change
Mortgage loans held for sale	$20,406	$19,758	3.3%
Total loans (1)	1,646,906	1,313,796	25.4%
Total investment securities	205,457	174,236	17.9%
Intangible assets	35,954	16,714	115.1%
Earning assets	1,898,315	1,550,413	22.4%
Total assets	2,051,618	1,671,025	22.8%
Noninterest bearing deposits	266,400	240,453	10.8%
Interest bearing deposits	1,332,751	1,085,474	22.8%
Total deposits	1,599,151	1,325,927	20.6%
Fed funds purchased & repo	149,081	123,351	20.9%
Other borrowings	134,775	87,959	53.2%
Shareholders' equity	155,715	126,260	23.3%

	ENDING Balance
	December 31,	September 30,	June 30,	March 31,	December 31,
BALANCE SHEET HIGHLIGHTS	2006	2006	2006	2006	2005
Mortgage loans held for sale	$23,236	$22,624	$29,602	$24,193	$12,961
Total loans (1)	1,760,830	1,682,217	1,646,174	1,601,718	1,535,901
Total investment securities	210,391	212,606	211,039	200,460	182,744
Intangible assets	35,749	35,880	36,012	36,045	36,181
Allowance for loan losses (1)	(22,668)	(21,675)	(21,214)	(20,797)	(20,025)
Premises and equipment	48,904	47,969	47,057	44,518	43,664
Total assets	2,178,413	2,119,050	2,070,927	2,034,193	1,925,856
Noninterest bearing deposits	256,717	273,329	275,180	267,834	250,899
Interest bearing deposits	1,449,998	1,384,087	1,348,059	1,327,606	1,222,390
Total deposits	1,706,715	1,657,416	1,623,239	1,595,440	1,473,289
Fed funds purchased & repo	203,105	147,955	140,283	139,347	150,163
Other borrowings	90,416	140,457	141,724	135,240	144,257
Total liabilities	2,016,525	1,958,719	1,916,409	1,882,428	1,777,453
Shareholders' equity	161,888	160,331	154,518	151,765	148,403

Actual # shares outstanding	8,719,146	8,705,416	8,685,774	8,672,570	8,644,883

SCBT Financial Corporation
(Unaudited)
(Dollars in thousands, except per share data)

NONPERFORMING ASSETS (ENDING balance)	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005
Nonaccrual loans	$3,567	$2,558	$3,200	$3,199	$2,760
Other real estate owned	597	363	249	321	379
Accruing loans past due 90 days or more	1,039	1,557	1,008	603	1,512
Total nonperforming assets	$5,203	$4,478	$4,457	$4,123	$4,651

Total nonperforming assets as a
percentage of total loans and OREO (1)	0.30%	0.27%	0.27%	0.26%	0.32%

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
ALLOWANCE FOR LOAN LOSSES (1)	2006	2006	2006	2006	2005
Balance at beginning of period	$21,675	$21,214	$20,797	$20,025	$17,909
Loans charged off	(563)	(493)	(1,097)	(311)	(632)
Overdrafts charged off	(269)	(295)	(225)	(186)	-
Loan recoveries	203	117	150	99	137
Overdraft recoveries	70	84	67	24	-
Net (charge-offs) recoveries	(559)	(587)	(1,105)	(374)	(495)
Provision for loan losses	1,552	1,048	1,522	1,146	1,446
ALL acquired in merger (2)	-	-	-	-	1,165
Balance at end of period	22,668	21,675	21,214	20,797	20,025

Allowance for loan losses as a
percentage of total loans (1)	1.29%	1.29%	1.29%	1.30%	1.30%
Allowance for loan losses as a
percentage of nonperforming loans	492.14%	526.74%	504.13%	546.99%	468.74%
Net charge-offs as a percentage of
average loans (annualized) (1)	0.13%	0.14%	0.27%	0.10%	0.14%
Provision for loan losses as a percentage
of average total loans (annualized) (1)	0.36%	0.25%	0.37%	0.30%	0.39%

LOAN PORTFOLIO (ENDING balance) (1)	December 31, 2006	% of Total	December 31, 2005	% of Total
Commercial	$190,635	10.82%	$178,039	11.59%
Consumer	130,596	7.42%	127,817	8.32%
Real estate:
Commercial	835,892	47.47%	641,275	41.75%
Consumer	434,957	24.70%	421,860	27.47%
Firstline	144,910	8.23%	145,404	9.47%
Overdrafts	2,433	0.14%	2,526	0.16%
Other loans	21,437	1.22%	19,079	1.24%
Total loans (gross) (1)	1,760,860	100.00%	1,536,000	100.00%
Unearned income	(30)		(99)
Total loans (net of unearned income) (1)	$1,760,830	100.00%	$1,535,901	100.00%

Mortgage loans held for sale	$23,236		$12,961

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
SELECTED RATIOS	2006	2006	2006	2006	2005

Return on average assets (annualized)	0.88%	1.01%	0.99%	0.99%	0.89%

Return on average equity (annualized)	11.63%	13.28%	13.07%	12.95%	11.85%

Return on average tangible equity (annualized)	14.93%	17.22%	17.08%	17.06%	14.69%

Net interest margin (tax equivalent)	3.97%	4.14%	4.21%	4.15%	4.23%

Efficiency ratio (tax equivalent)	65.13%	65.88%	63.44%	66.49%	68.02%

End of period book value per common share	$18.57	$18.42	$17.79	$17.50	$17.17

End of period tangible book value per common share	$14.47	$14.30	$13.64	$13.34	$12.98

End of period # shares	8,719,146	8,705,416	8,685,774	8,672,570	8,644,883

End of period Equity-to-Assets	7.43%	7.57%	7.46%	7.46%	7.71%

End of period Tangible Equity-to-Tangible Assets	5.89%	5.97%	5.82%	5.79%	5.94%

	Twelve Months Ended
	December 31,	December 31,
	2006	2005
SELECTED RATIOS

Return on average assets (annualized)	0.97%	1.00%

Return on average equity (annualized)	12.72%	13.19%

Return on average tangible equity (annualized)	16.54%	15.20%

Net interest margin (tax equivalent)	4.12%	4.28%

Efficiency ratio (tax equivalent)	65.22%	66.30%

SCBT Financial Corporation
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	December 31, 2006			December 31, 2005
	Average			Average
YIELD ANALYSIS	Balance	Interest	Yield (NON-TE)	Balance	Interest	Yield (NON-TE)

Interest Earning Assets:
Federal funds sold, Reverse repo, & Time deposits	$25,341	$278	4.35%	$35,665	$346	3.85%
Investment securities (taxable)	190,797	2,286	4.75%	156,223	1,726	4.38%
Investment securities (tax-exempt)	23,806	300	5.00%	25,670	297	4.59%
Mortgage loans held for sale	22,005	254	4.58%	21,183	316	5.92%
Loans (1)	1,720,546	32,205	7.43%	1,453,790	24,694	6.74%
Total Interest Earning Assets	1,982,495	35,323	7.07%	1,692,531	27,379	6.42%

Noninterest Earning Assets:
Cash and due from banks	48,426			58,496
Other assets	125,285			97,476
Allowance for loan losses (3)	(21,944)			(18,797)
Total Noninterest Earning Assets	151,767			137,175

Total Assets	$2,134,262			$1,829,706

Interest Bearing Liabilities:
Transaction and money market accounts	$566,251	$3,035	2.13%	$536,581	$1,987	1.47%
Savings deposits	76,601	153	0.79%	77,641	114	0.58%
Certificates and other time deposits	776,230	9,247	4.73%	547,924	4,589	3.32%
Federal funds purchased and repo.	147,907	1,527	4.10%	146,461	1,222	3.31%
Other borrowings	121,588	1,716	5.60%	121,996	1,607	5.23%
Total Interest Bearing Liabilities	1,688,577	15,678	3.68%	1,430,603	9,519	2.64%

Noninterest Bearing Liabilities:
Demand deposits	268,176			252,581
Other liabilities	15,237			9,773
Total Noninterest Bearing Liabilities	283,413			262,354
Shareholders' Equity	162,272			136,749
Total Non-IBL and Shareholders' Equity	445,685			399,103

Total Liabilities and Shareholders' Equity	$2,134,262			$1,829,706

Net Interest Income and Margin (NON-TAX EQUIV.)		$19,645	3.93%		$17,860	4.19%
Net Interest Margin (TAX EQUIVALENT)			3.97%			4.23%

	Twelve Months Ended
	December 31, 2006			December 31, 2005
	Average			Average
YIELD ANALYSIS	Balance	Interest	Yield (NON-TE)	Balance	Interest	Yield (NON-TE)

Interest Earning Assets:
Federal funds sold, Reverse repo, & Time deposits	$25,546	$1,261	4.94%	$42,623	$1,327	3.11%
Investment securities (taxable)	181,989	8,553	4.70%	147,612	6,166	4.18%
Investment securities (tax-exempt)	23,468	1,163	4.96%	26,624	1,210	4.54%
Mortgage loans held for sale	20,406	984	4.82%	19,758	1,127	5.70%
Loans (1)	1,646,906	119,686	7.27%	1,313,796	84,463	6.43%
Total Interest Earning Assets	1,898,315	131,647	6.93%	1,550,413	94,293	6.08%

Noninterest Earning Assets:
Cash and due from banks	57,590			55,768
Other assets	116,848			81,531
Allowance for loan losses (3)	(21,135)			(16,687)
Total Noninterest Earning Assets	153,303			120,612

Total Assets	$2,051,618			$1,671,025

Interest Bearing Liabilities:
Transaction and money market accounts	$559,592	$10,556	1.89%	$518,696	$6,717	1.29%
Savings deposits	77,308	567	0.73%	77,283	328	0.42%
Certificates and other time deposits	695,851	29,707	4.27%	489,495	14,101	2.88%
Federal funds purchased and repo.	149,081	6,076	4.08%	123,351	3,031	2.46%
Other borrowings	134,775	7,375	5.47%	87,959	4,533	5.15%
Total Interest Bearing Liabilities	1,616,607	54,281	3.36%	1,296,784	28,710	2.21%

Noninterest Bearing Liabilities:
Demand deposits	266,400			240,453
Other liabilities	12,896			7,528
Total Noninterest Bearing Liabilities	279,296			247,981
Shareholders' Equity	155,715			126,260
Total Non-IBL and Shareholders' Equity	435,011			374,241

Total Liabilities and Shareholders' Equity	$2,051,618			$1,671,025

Net Interest Income and Margin (NON-TAX EQUIV.)		$77,366	4.08%		$65,583	4.23%
Net Interest Margin (TAX EQUIVALENT)			4.12%			4.28%

SCBT Financial Corporation
(Unaudited)
(Dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
NON-INTEREST INCOME & EXPENSE	2006	2005	Change	2006	2005	Change
Noninterest income:
Service charges on deposit accounts	$3,389	$3,244	4.5%	$13,377	$12,473	7.2%
Secondary market mortgage fees	1,572	1,273	23.5%	5,613	5,054	11.1%
Bankcard services income	904	728	24.2%	3,422	2,647	29.3%
Investment services income	386	317	21.8%	1,418	1,118	26.8%
Trust fees	189	134	41.0%	730	577	26.5%
Other service charges, commissions, fees	604	542	11.4%	2,149	1,986	8.2%
Total noninterest income	$7,044	$6,238	12.9%	$26,709	$23,855	12.0%
Noninterest expense:
Salaries and employee benefits	$10,341	$9,036	14.4%	$40,394	$34,074	18.5%
Net furniture and equipment	1,184	1,181	0.3%	4,690	4,340	8.1%
Net occupancy expense	1,079	943	14.4%	4,227	3,493	21.0%
Advertising and public relations	1,004	864	16.2%	3,186	2,499	27.5%
Information services expense	621	568	9.3%	2,306	1,872	23.2%
Bankcard services	256	238	7.6%	1,026	738	39.0%
Amortization	224	163	37.4%	825	576	43.2%
Loss on sale of investment securities	330	202	63.4%	330	202	63.4%
Other	2,805	3,540	-20.8%	11,734	12,259	-4.3%
Total noninterest expense	$17,844	$16,735	6.6%	$68,718	$60,053	14.4%

Notes:
(1) Loan data excludes mortgage loans held for sale.
(2) Allowance for loan losses acquired in the purchase of Sun Bancshares, Inc. in November 2005.
(3) Includes allowance for loan losses acquired in the purchase of Sun Bancshares, Inc. in November 2005 and New Commerce BanCorp in April 2005.